EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8  (Nos. 333-63010, 333-35416, 333-93037 and 333-50528) of Agile Software Corporation of our report dated May 22, 2002, except for Note 11, as to which the date is June 21, 2002, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

San Jose, California
July 26, 2002